EXHIBIT (k)(v)

May 17, 2023

Neuberger Berman High Yield Strategies Fund Inc.
1290 Avenue of the Americas
New York NY 10104
Attn: Brian Kerrane

RE:  Neuberger Berman High Yield Strategies Fund Inc. – Rights Offering Transaction

Dear Mr. Kerrane:

This letter will serve as the agreement (the “Agreement”) between AST Fund Solutions, LLC (“AST Fund Solutions”) and Neuberger Berman High Yield Strategies Fund Inc. (the “Client”), pursuant to which AST Fund Solutions will provide the services set forth below and serve the Client as Information Agent in connection with the Client’s proposed transferable rights offering (the “Offer”).  The Offer is currently scheduled to commence on May 23, 2023.

1.	Services:

As Information Agent for the Offer, AST Fund Solutions will handle the following services and they will be performed promptly and diligently in compliance with all applicable laws and regulations. These services include, but are not limited to:

◾	Provide strategic counsel to the Client and its advisors, including its affiliates, directors, officers and employees, on the execution of the steps to best ensure the success of the Offer.

◾	Advance review of Offer documents

◾	Develop a timeline, detailing the logistics and suggested methods for communications regarding the Offer.

◾	Coordinate the ordering and receipt of the Depository Trust Company participant list(s) and non-objecting beneficial owner (NOBO) list(s).

◾	If requested by the Client, typeset and place any summary advertisement in publications selected by the Client.

◾
Contact all banks, brokerage firms and any financial intermediaries to determine the number of beneficial owners and the quantities of Offer materials needed and determine if electronic delivery of Offer materials is available.

◾	Coordinate the printing and/or electronic delivery, if available, of sufficient Offer documents for the eligible universe of holders (if requested).

◾	Complete the mailing of needed Offer materials to any registered holders.

◾
Distribute the Offer materials to banks, brokers and any other financial intermediaries in sufficient quantities for all of their respective beneficial owners; forward additional Offer materials, as requested; and follow up to ensure the correct processing of such by each firm.

◾
Distribute the documents directly to the decision maker at each major institutional holder, if any, to avoid the delay associated with the materials being filtered through the holders’ custodian bank or brokerage firm.

◾	Establish a dedicated toll-free number to answer questions, provide assistance and fulfill requests for Offer materials.

AST Funds Solutions, LLC • 48 Wall Street, 22nd. Floor, New York, NY 10005 •   Tel: 212.400.2612 • www.astfundsolutions.com

◾	If requested by the Client, conduct an outbound phone campaign to the targeted universe of holders to confirm receipt and understanding of the Offer materials.

◾	Call center staffing and training

◾	Maintain contact with banks, brokers and financial intermediaries for ongoing monitoring of responses to the Offer.

◾	Provide feedback to the Client and its advisors as to responses to the Offer.

◾
Provide progress updates to the Client and its advisors, including periodic reports regarding the Offer as well as intelligence reports concerning the participation of banks, brokers and other intermediaries in the Offer.

2.	Fees and Expenses:

a)	AST Fund Solutions agrees to complete the work described above for a base fee of $[ ].

b)
Reasonable and documented out-of-pocket expenses incurred by AST Fund Solutions in providing the services described above shall be reimbursed by the Client, and will include such charges as search notification, postage, messengers, warehouse charges and overnight couriers, other reasonable and documented expenses incurred by AST Fund Solutions in obtaining or converting depository participant listings, transmissions from Broadridge Financial Solutions (“Broadridge”), stockholder and/or NOBO’s list processing. The estimated amount of such expenses is $[    ]. AST Fund Solutions shall not incur more than $[    ] of such expenses without prior written approval by the Client.

c)
If applicable, outgoing calls or received calls for record or beneficial owners of the Client, including NOBO’s, will be charged at a fee of $[    ] per successful contact.  A charge of $[    ] per call will be charged for each unsuccessful attempt to contact a stockholder.  In addition, directory assistance will be charged at a rate of $[    ] per each look-up. A charge of $[    ] per minute will be invoiced to cover telecommunications line charges incurred during the telephone solicitation campaign in connection with the Offer.  AST Fund Solutions may require an advance to cover call center charges prior to the commencement of calls.  AST Fund Solutions will notify the Client should such advance be required, and a separate invoice will be prepared and sent to the Client.

d)
If requested by the Client, a data processing fee of $[    ] will be incurred for receiving, converting, and processing electronic lists of registered holders and or NOBO lists.  If such lists are to be used for telephone solicitation efforts, an additional $[    ] per hour will be invoiced for additional data processing time.  The fee of $[    ] would also apply if a dedicated toll-free line is set-up to take incoming calls from stockholders. A toll-free number would not be assigned without prior consent from the Client.

3.	Billing and Payment:

a)
An invoice for the agreed base fee of $[    ] is attached and AST Fund Solutions requires that the signed contract and this base fee be received by our office upon execution of this agreement.  Reasonable and documented out-of-pocket expenses, fees for completed phone calls, set-up and other reasonable and documented fees relating to the toll-free number, and charges for telephone look-ups will be invoiced to the Client after the completion of the project.

AST Funds Solutions, LLC • 48 Wall Street, 22nd. Floor, New York, NY 10005 •   Tel: 212.400.2612 • www.astfundsolutions.com

b)
Banks, brokers and intermediaries will be directed to send their invoices directly to the Client for payment.  AST Fund Solutions will, if requested, assist in reviewing and approving any or all these invoices.

c)
AST Fund Solutions reserves the right to receive advance payment for any individual out-of-pocket charge anticipated to exceed $[    ] before incurring such expense.  AST Fund Solutions will advise the Client by e-mail or fax of any such request for an out-of-pocket advance.

4.	Records:

Copies of supplier invoices and other back-up material in support of AST Fund Solutions’ reasonable and documented out-of-pocket expenses will be promptly provided to the Client upon request.

5.	Confidentiality:

(a)  Each party (the “Receiving Party”) acknowledges that it may acquire or have access to Confidential Information (as defined below) of the other party (the “Disclosing Party”) in connection with this Agreement.  The Receiving Party shall not disclose Confidential Information to any other person, and shall not use Confidential Information for any purposes other than in connection with the performance of its obligations under this Agreement; provided that the Receiving Party shall be permitted to disclose Confidential Information pursuant to (i) the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of legal counsel (in which case the Receiving Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Disclosing Party promptly thereof prior to disclosure); or  (ii) upon the request or demand of any regulatory authority having jurisdiction over the Receiving Party (in which case the Receiving Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Disclosing Party promptly thereof prior to disclosure).  The Receiving Party shall safeguard the Confidential Information to the same extent that it safeguards its own confidential information of a like nature and in any event with not less than a reasonable degree of care.  “Confidential Information” means, as to the Disclosing Party and, if applicable, its affiliates: (i) information concerning the business of the Disclosing Party and, if applicable, its affiliates (including, without limitation, business, financial, technical, and other information marked or designated by such Party as “confidential” or “proprietary”, historical financial statements, financial projections and budgets, audits, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, and customer agreements); (ii) information that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential; (iii) information, including account information, relating to the stockholders of the Disclosing Party; and (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party (as defined below), its affiliates, employees, agents, and representatives containing or based, in whole or in part, on any or all of the foregoing; provided that Confidential Information shall not include any information that (x) is or becomes (through no improper action or inaction of the Receiving Party) generally available to the public; (y) was rightfully disclosed to the Receiving Party by a third party without a breach of any confidentiality obligations hereunder; or (z) was independently developed by the Receiving Party without reference to or use of any Confidential Information.

AST Funds Solutions, LLC • 48 Wall Street, 22nd. Floor, New York, NY 10005 •   Tel: 212.400.2612 • www.astfundsolutions.com

(b)  Compliance with Privacy Laws and Regulations

AST Fund Solutions agrees to materially comply with the requirements of all applicable state and federal laws and regulations regarding the security, protection, and confidentiality of personal information, as amended from time to time.  AST Fund Solutions further agrees to materially comply with Massachusetts General Law, c. 93H and implementing regulations thereunder, including 201 CMR 17.00 et. Seq. (together with the laws and regulations referenced in the first sentence, collectively, the “Privacy Laws”).  AST Fund Solutions agrees to notify the Client promptly of any failure to comply with the Privacy Laws.

To the extent that the Client or Client affiliates (collectively, the “Client Affiliates”) provide AST Fund Solutions with or AST Fund Solutions has access to (either orally, in hard copy, electronic format or otherwise) any personal information (as defined in the Privacy Laws) (“PI”), AST Fund Solutions agrees not to disclose or use any such PI for any purpose except to the extent necessary to carry out the purposes for which Client Affiliates disclosed the PI or as permitted by law in the ordinary course of business to carry out those purposes.  Unless pre-approved in writing by the Client, AST Fund Solutions further agrees not to disclose PI to any third parties provided, however, that AST Fund Solutions may disclose PI on a “need to know” basis to auditors and attorneys retained by AST Fund Solutions (the “Representatives”) that have agreed in writing to keep such information confidential on terms substantially similar to those set forth herein.  AST Fund Solutions agrees to cooperate with the Client’s reasonable requests for information concerning AST Fund Solutions’ policies and procedures for the protection and safeguarding of PI.

Any and all data provided to AST Fund Solutions is, and shall remain at all times, the exclusive property of the Client.  Subject to any federal, state or regulatory requirements concerning records retention or as otherwise directed by the Client, AST Fund Solutions shall either return or destroy all PI (except for one copy as required by law, regulation or professional standards and/or AST Fund Solutions record retention policies and procedures) once AST Fund Solutions no longer requires the PI to provide the products and/or services hereunder and AST Fund Solutions shall promptly retrieve, deliver, and destroy all data and copies thereof in its possession upon the earliest of the requirements of this Agreement, the Client’s request, or the termination of this Agreement.  Notwithstanding any other provision in this Agreement, AST Fund Solutions shall not possess or assert any lien against or to the Client data.

c.  Establishment of a Comprehensive Written Information Security Program

AST Fund Solutions agrees that it has established and will maintain and comply with written policies and procedures which are reasonably designed to comply with Privacy Laws concerning the protection and safeguarding of PI.  Without limiting any requirements under Privacy Laws, such policies and procedures shall address: (i) administrative, technical, and physical safeguards for the protection of the Client records and data that contain PI; (ii) detection of any unauthorized access to or use of PI for unauthorized purposes; and (iii) the proper destruction of such materials so that the information contained therein cannot be practicably read or reconstructed.

In order to aid the Client with its compliance with applicable Privacy Laws, AST Fund Solutions agrees to: (i) upon written request, provide certifications of compliance with Privacy Laws, including without limitation, certification that AST Fund Solutions maintains, monitors and complies with a written information security program which is  reasonably designed to comply with applicable Privacy Laws; and (ii) cooperate with the Client’s reasonable requests for information concerning AST Fund Solutions’ policies and procedures.

AST Funds Solutions, LLC • 48 Wall Street, 22nd. Floor, New York, NY 10005 •   Tel: 212.400.2612 • www.astfundsolutions.com

d.  Notification of any Security Incident

AST Fund Solutions agrees that it will notify the Client in writing in the most expedient time possible and without delay of any actual loss of, unauthorized disclosure, access or use of any Client data or any facilities associated therewith, or any other incident which may compromise the security, integrity or confidentiality of the PI or Confidential Information.  AST Fund Solutions shall reasonably cooperate with the Client’s investigation and response to each actual threat to the security, confidentiality or integrity of PI or Confidential Information.

e.  Restriction on Transferability of Data Furnished by the Client to AST Fund Solutions

In the event the Client pre-approves AST Fund Solutions disclosing PI to third parties, AST Fund Solutions understands and agrees that this Agreement governs AST Fund Solutions’ right to subcontract, transfer, forward, or in by any means share PI received from the Client.  AST Fund Solutions agrees to (i) conduct a reasonable investigation of any person to whom AST Fund Solutions discloses PI to verify that such person with access to PI has the capacity to protect such PI, and (ii) contractually require any person to whom AST Fund Solutions discloses PI to comply with Privacy Laws and provide notification to AST Fund Solutions of any failure to comply with Privacy Laws or any incident that may threaten the confidentiality, security or integrity of PI.

6.	Indemnification:

(a)  The Client agrees to indemnify and hold AST Fund Solutions and all of its affiliates, agents, directors, officers and employees harmless against any loss, claim, demand, action, suit, damage, liability or expense  (including, without limitation, reasonable legal and other related fees and expenses (collectively, “Liabilities”) arising out of this Agreement, including, without limitation, any Liability arising directly from material misstatements or omissions in the applicable Client Prospectuses, Statements of Additional Information, reports to stockholders or other materials prepared by the Client or its agents (other than AST Fund Solutions) for distribution to the stockholders of the Client or any negligent actions or by the Client or any of its agents or contractors (other than AST Fund Solutions); except to the extent that such Liabilities are the result of willful misfeasance, bad faith or gross negligence of AST Fund Solutions, its officers, directors, employees or agents, in the performance of its duties or obligations under this Agreement or from the reckless disregard by AST Fund Solutions, its officers, directors or employees of its duties and obligations under this Agreement.  At its election, the Client may assume the defense and settlement of any such action and the Client shall thereafter not be liable to AST Fund Solutions for any legal expenses AST Fund Solutions incurs in connection with the defense of such action.  The Client shall not be liable under the Agreement with respect to any settlement made by AST Fund Solutions without the prior written consent of the Client to such settlement.  AST Fund Solutions hereby agrees to advise the Client of any such liability or claim promptly after receipt of the notice thereof; provided however, that AST Fund Solutions' right to indemnification hereunder shall not be limited by its failure to promptly advise the Client of any such liability or claim, except to the extent that the Client is prejudiced by such failure. Any settlement, unless it is solely monetary in nature, shall be subject to AST Fund Solutions' prior consent, which consent shall not be unreasonably withheld or delayed.

(b)  AST Fund Solutions agrees to indemnify and hold the Client and all of its directors, officers, employees, affiliates and agents harmless against: (i) any Liabilities arising out of the performance of this Agreement, including any Liability arising directly from material misstatements or omissions in any and all offering or solicitation materials (including scripts) prepared by AST Fund Solutions or its agents for distribution to the stockholders of the Client and utilized by AST Fund Solutions without the written approval of the Client and

AST Funds Solutions, LLC • 48 Wall Street, 22nd. Floor, New York, NY 10005 •   Tel: 212.400.2612 • www.astfundsolutions.com

any or all representations made by AST Fund Solutions or its agents to the extent such representations differ from the offering or solicitation materials approved by the Client; and (ii) any Liabilities resulting from the willful misconduct or gross negligence of AST Fund Solutions, its officers, directors, agents, affiliates or employees in the performance of their duties or obligations under this Agreement or from the reckless disregard by AST Fund Solutions, its officers, trustees, agents, affiliates or employees of its duties and obligations under this Agreement.  At its election, AST Fund Solutions may assume the defense of any such action.  The Client hereby agrees to advise AST Fund Solutions of any such liability or claim promptly after receipt of the notice thereof; provided however, that the Client’s right to indemnification hereunder shall not be limited by its failure to promptly advise AST Fund Solutions of any such liability or claim, except to the extent that AST Fund Solutions is prejudiced by such failure.

(c) If AST Fund Solutions delegates or otherwise employs agents or any third party to perform any services required to enable AST Fund Solutions to perform its functions under this Agreement, AST Fund Solutions liability to the Client shall not be affected thereby and AST Fund Solutions shall be solely responsible for any fees, charges or expenses owed to such persons. AST Fund Solutions shall act in good faith and with due diligence in the selection, use and monitoring of third parties and shall be solely responsible for any loss, mistake, negligence or misconduct caused by such third party or agent.

(d)  This indemnity shall survive the termination of this Agreement or the resignation or removal of AST Fund Solutions hereunder.

7.	Termination:

AST Fund Solutions’ appointment under this Agreement shall be effective as of the date of this Agreement and will continue thereafter until the termination or completion of the Offer, or until such date as AST Fund Solutions may complete the duties requested by the Client or its counsel.  To the extent the Offer does not occur, AST Fund Solutions will return to the Client the Base Fee less any reasonable out-of-pocket expenses incurred by AST Fund Solutions hereunder through the date of the termination hereof.

8.	Governing Law:

This Agreement will be governed and construed in accordance with the laws of the State of New York for contracts made and to be performed entirely in New York, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto, except that AST Fund Solutions may neither assign its rights nor delegate its duties without the Client's prior written consent.

9.	Additional Provisions:

a)  This Agreement, or any term of this Agreement, may be changed or waived only by written amendment signed by a duly authorized representative of each party hereto.

b)  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

c)  If any provision of this Agreement shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected.

AST Funds Solutions, LLC • 48 Wall Street, 22nd. Floor, New York, NY 10005 •   Tel: 212.400.2612 • www.astfundsolutions.com

d)  The provisions of Sections 5 and 6 hereof shall survive termination for any reason of this Agreement.

If you are in agreement with the above, kindly sign a copy of this Agreement in the space provided for that purpose below and return a signed copy to us.  Additionally, an invoice for the base fee is attached and AST Fund Solutions requires that the base fee be received by it upon execution of this agreement.

Sincerely,

AST FUND SOLUTIONS, LLC

Name: Paul J. Torre
Title: President

Agreed to and accepted as of the date set forth on this Agreement:

Neuberger Berman High Yield Strategies Fund Inc.

By:
Print Authorized Name & Title

Authorized Signature

Date

AST Funds Solutions, LLC • 48 Wall Street, 22nd. Floor, New York, NY 10005 •   Tel: 212.400.2612 • www.astfundsolutions.com